UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 26, 2007

Odyne Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130768	13-4050047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Cabot Court, Suite L, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 750-1010

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On October 26, 2007, we completed a private placement to five accredited investors (the “Investors”), pursuant to the terms of a Subscription Agreement (the “Subscription Agreement”). The securities were offered and sold in units, with each unit consisting of $100,000 principal amount of 10% senior secured convertible debentures (“Debentures”) and warrants to purchase shares of common stock at an exercise price of $.75 per share (“Warrants”).

The Debentures bear interest at 10% per year, payable quarterly in cash or freely-tradable common stock, at our option, and mature on the earlier of 18 months after the original issuance date or the completion by us of one or a series of related debt or equity financing transactions for minimum gross proceeds of $5,000,000, exclusive of any financing transaction by a factor or commercial bank (a “Subsequent Financing”). The Warrants are exercisable at any time and expire three years from issuance.

Pursuant to Subscription Agreements with the Investors, we sold Debentures with an aggregate face value of $3,200,000 and received gross proceeds of $3,200,000. The Debentures rank senior to all other indebtedness of ours. Pursuant to the terms of a Security Agreement (the “Security Agreement”), the Debentures are secured by the grant by us and our subsidiary to a collateral agent of collateral that consists of a first priority security interest in all of our and our subsidiary’s assets. The outstanding balance of the Debentures may be converted, at the option of the holder, in whole or in part, at the earlier of 12 months after the original issuance date, into shares of our common stock at a conversion price equal to 70% of the then market price per share of common stock, or upon the completion by us of a Subsequent Financing, into the securities being sold in such Subsequent Financing at an effective conversion price equal to 80% of the purchase price of those securities. Notwithstanding the foregoing, the minimum conversion price will be no less than $.25 per share. Partial conversions by the Investors are permitted.

As part of the transaction, we issued to the Investors Warrants to purchase an aggregate of up to 4,266,667 shares of our common stock at an exercise price of $.75 per share. The Warrants are exercisable for three years, contain customary change of control buy-out provisions and are not redeemable. The Warrants also contain anti-dilution provisions (including “full-ratchet” price protection from the future issuance of stock, exclusive of the conversion of the Debentures and certain other excluded stock issuances, or securities convertible or exercisable for shares of common stock below $.75 per share), provided that the exercise price of the Warrants may not be adjusted to less than $.25 per share as a result of the full-ratchet price protection.

The net proceeds from the private placement will be used by us to fund our working capital and capital expenditure requirements.

Matrix U.S.A., LLC acted as placement agent in the transaction.

Pursuant to the terms of a Registration Rights Agreement (the “Registration Rights Agreement”), we agreed to file a registration statement with the U.S. Securities and Exchange Commission as soon as possible for purposes of registering the resale of the shares of our common stock issuable upon the conversion of the Debentures and exercise of the Warrants sold in the private placement. In the event the registration statement is not filed within 60 calendar days following the closing, we will pay the Investors 2% in cash or stock of the face amount of the Debentures for every 30-day period, or portion thereof, that the registration statement is not filed. In the event the registration statement is not declared effective within 120 calendar days following the closing, we will pay the Investors 2% in cash or stock of the face amount of the Debentures for every 30-day period, or portion thereof, that the registration statement is not declared effective for a maximum of six months, subject to the ability of the Investors to sell the underlying shares pursuant to Rule 144. The liquidated damages can be paid in cash or freely-tradable common stock, at our option. We have also agreed that we will not file a registration statement for any additional shares of common stock until 75 days after the effective date of the registration statement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

The foregoing descriptions of the Subscription Agreement, Security Agreement, Registration Rights Agreement, Debentures and Warrants are qualified in their entirety by reference to the full text of such documents, a copy of each of which is attached as an exhibit hereto and each of which is incorporated herein in its entirety by reference.

We announced the closing of the private placement in a press release issued on October 29, 2007, a copy of which is attached as Exhibit 99.1 hereto and is incorporated in its entirety by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1	Form of 10% Senior Secured Convertible Debenture of Odyne Corporation.

4.2	Form of Warrant to purchase shares of Common Stock of Odyne Corporation.

10.1	Form of Subscription Agreement by and among Odyne Corporation and the investors signatory thereto.

10.2	Form of Registration Rights Agreement by and among Odyne Corporation and the investors signatory thereto.

10.3	Form of Security Agreement by and among Odyne Corporation, The Quercus Trust, as collateral agent, and the investors signatory thereto.

99.1	Press Release of Odyne Corporation issued October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYNE CORPORATION

Date:  October 29, 2007
By:  /s/ Alan Tannenbaum

Alan Tannenbaum
Chief Executive Officer